Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 21, 2023, with respect to the consolidated financial statements of TriSalus Life Sciences, Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Denver, Colorado
April 21, 2023